SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

RITA MEDICAL SYSTEMS, INC.

(Name of Issuer)

COMMON STOCK, $0.001

(Title of Class of Securities)

76774E103 (CUSIP Number)

January 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 76774E103	Page 2 of 16 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Balanced Fund, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

None
6. SHARED VOTING POWER

191,889 (See Item 4)
7. SOLE DISPOSITIVE POWER

None
8. SHARED DISPOSITIVE POWER

191,889 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

191,889 (See Item 4)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.44%
12.	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 2 of 16 Pages

CUSIP No. 76774E103	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

Visium Long Bias Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

24,332 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

24,332 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,332 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.05%
12	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 3 of 16 Pages

CUSIP No. 76774E103	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

Visium Balanced Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

306,167 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

306,167 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

306,167 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.70%
12	TYPE OF REPORTING PERSON*

CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 4 of 16 Pages

CUSIP No. 76774E103	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

Visium Long Bias Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

90,534 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

90,534 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

90,534 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.20%
12	TYPE OF REPORTING PERSON*

CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 5 of 16 Pages

CUSIP No. 76774E103	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

Visium Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

216,221 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

216,221 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

216,221 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.50%
12	TYPE OF REPORTING PERSON*

OO

Page 6 of 16 Pages

CUSIP No. 76774E103	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

Visium Asset Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

612,922 (See Item 4)
6 SHARED VOTING POWER

None
7 SOLE DISPOSITIVE POWER

612,922 (See Item 4)
8 SHARED DISPOSITIVE POWER

None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

612,922 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.42%
12	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 7 of 16 Pages

CUSIP No. 76774E103	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

Jacob Gottlieb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

612,922 (See Item 4)
6 SHARED VOTING POWER

None (See Item 4)
7 SOLE DISPOSITIVE POWER

612,922 (See Item 4)
8 SHARED DISPOSITIVE POWER

None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

612,922 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.42%
12	TYPE OF REPORTING PERSON*

IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 8 of 16 Pages

CUSIP No. 76774E103	Page 9 of 16 Pages

Item 1	(a)	Name of Issuer:

Rita Medical Systems, Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

46421 Landing Parkway Freemont, CA 94538

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1) Visium Balanced Fund, LP, a Delaware limited partnership (“VBF”), with its principal business office at c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022.

(6) Visium Long Bias Fund, LP, a Delaware limited partnership (“VLBF”), with its principal business office at c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022.

(7) Visium Balanced Fund Offshore, Ltd., a Cayman Islands corporation (“VBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(8) Visium Long Bias Fund Offshore, Ltd., a Cayman Islands corporation (“VLBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(9) Visium Asset Management, LLC, a Delaware limited liability company (“VAM”), with its principal business office at Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022. VAM is the investment advisor to each of VBF, VLBF, VBFO and VLBFO.

(10) Visium Capital Management, LLC, a Delaware limited liability company (“VCM”), with its principal business office c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022. VCM is the General Partner of VBF an VLBF.

Page 9 of 16 Pages

CUSIP No. 76774E103	Page 10 of 16 Pages

(d)	Title of Class of Securities:

Common Stock, $0.001

(e)	CUSIP Number:

76774E103

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: Not Applicable

Item 4	Ownership:

VBF

	(a)	Amount beneficially owned: 191,889 shares

	(b)	Percent of class: .44%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote: None

		(ii)	Shared power to vote or to direct the vote: 191,889 shares

		(iii)	Sole power to dispose or to direct the disposition of: None

Page 10 of 16 Pages

CUSIP No. 76774E103	Page 11 of 16 Pages

	(iv)	shared power to dispose or to direct the disposition of: 191,889 Shares
VLBF

(a)	Amount beneficially owned: 24,332 shares

(b)	Percent of class: .05%

(c)	Number of shares as to which the person has:

	(i)	sole power to vote or to direct the vote: None

	(ii)	shared power to vote or to direct the vote: 24,332 shares

	(iii)	sole power to dispose or to direct the disposition of: None

	(iv)	shared power to dispose or to direct the disposition of: 24,332 shares

VBFO

(a)	Amount beneficially owned: 306,167 shares

(b)	Percent of class: .70%

Page 11 of 16 Pages

CUSIP No. 76774E103	Page 12 of 16 Pages

(c)	Number of shares as to which the person has:

	(i)	sole power to vote or to direct the vote: None

	(ii)	shared power to vote or to direct the vote: 306,167 shares

	(iii)	sole power to dispose or to direct the disposition of: None

	(iv)	shared power to dispose or to direct the disposition of: 306,167 shares

VLBFO

(a)	Amount beneficially owned: 90,534 shares

(b)	Percent of class: .20%

(c)	Number of shares as to which the person has:

	(i)	sole power to vote or to direct the vote: None

	(ii)	shared power to vote or to direct the vote: 90,534 shares

	(iii)	sole power to dispose or to direct the disposition of: None

Page 12 of 16 Pages

CUSIP No. 76774E103	Page 13 of 16 Pages

	(iv)	shared power to dispose or to direct the disposition of: 90,534 shares

VAM

(a)

Amount beneficially owned:

By virtue of its position as investment advisor to each of VBF, VLBF, VBFO and VLBFO, VAM may be deemed to beneficially own the 612,922 shares of the Company’s Common Stock beneficially owned by VBF, VLBF, VBFO and VLBFO.

(b)	Percent of class: 1.42%

(c)	Number of shares as to which the person has:

	(i)	sole power to vote or to direct the vote: 612,922 shares

	(ii)	shared power to vote or to direct the vote: None

	(iii)	sole power to dispose or to direct the disposition of: 612,922 shares

	(iv)	shared power to dispose or to direct the disposition of: None

VCM

(a)

Amount beneficially owned:

By virtue of its position as General Partner to each of VBF and VLBF, VCM may be deemed to beneficially own the 216,221 shares of the Company’s Common Stock beneficially owned by VBF and VLBF.

Page 13 of 16 Pages

CUSIP No. 76774E103	Page 14 of 16 Pages

(b)	Percent of class: .50%

(c)	Number of shares as to which the person has:

	(i)	sole power to vote or to direct the vote: None

	(ii)	shared power to vote or to direct the vote: 216,221 shares

	(iii)	sole power to dispose or to direct the disposition of: None

	(iv)	shared power to dispose or to direct the disposition of: 216,221 shares

Jacob Gottliep

(a)

Amount beneficially owned:

By virtue of his position as the principal of VAM and the sole managing member of VCM, Mr. Gottlieb may be deemed to beneficially own the 612,922 shares of the Company’s Common Stock beneficially owned by VAM.

(b)	Percent of class: 1.42%

(c)	Number of shares as to which the person has:

	(i)	sole power to vote or to direct the vote: 612,922 shares

	(ii)	shared power to vote or to direct the vote: None

Page 14 of 16 Pages

CUSIP No. 76774E103	Page 15 of 16 Pages

(iii) sole power to dispose or direct disposition of: 612,922 shares

(iv) shared power to dispose or to direct disposition of: None

Item 5	Ownership of Five Percent or Less of a Class: Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person: Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: Not Applicable

Item 8	Identification and Classification of Members of the Group: Not Applicable

Item 9	Notice of Dissolution of Group: Not Applicable

Item 10

Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 15 of 16 Pages

CUSIP No. 76774E103	Page 16 of 16 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2007

VISIUM ASSET MANAGEMENT, LLC		VISIUM LONG BIAS FUND, LP

By:	/s/ Mark Gottlieb	By:	/s/ Mark Gottlieb
	Mark Gottlieb		Mark Gottlieb
	Authorized Signatory		Authorized Signatory

VISIUM BALANCED FUND, LP		VISIUM BALANCED OFFSHORE FUND, LTD.

By:	/s/ Mark Gottlieb	By:	/s/ Mark Gottlieb
	Mark Gottlieb		Mark Gottlieb
	Authorized Signatory		Authorized Signatory

VISIUM CAPITAL MANAGEMENT, LLC		VISIUM LONG BIAS OFFSHORE FUND, LTD.

By:	/s/ Mark Gottlieb	By:	/s/ Mark Gottlieb
	Mark Gottlieb		Mark Gottlieb
	Authorized Signatory		Authorized Signatory

JACOB GOTTLIEB

By:	/s/ Mark Gottlieb
Mark Gottlieb

Authorized Representative and Chief Compliance Officer

Page 16 of 16 Pages